Exhibit 3. 277

CERTIFICATE OF FORMATION

OF

THE BIZ LLC

1. The name of the limited liability company is “The Biz LLC”.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of The Biz LLC this 27th day of April, 2005.

/s/ David H. Johnson
David H. Johnson Authorized Person